STOECKLEIN LAW GROUP, A PROFESSIONAL CORPORATION

PRACTICE LIMITED TO FEDERAL SECURITIES

Emerald Plaza	Telephone: (619) 595-4882
402 West Broadway	Facsimile: (619) 595-4883
Suite 400	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

July 28, 2005

VIA FACSIMILE: 702-362-0540

Brad Beckstead, CPA

Beckstead & Watts, LLP

2425 West Horizon Ridge Parkway

Henderson, Nevada 89052

Re:	CMKM DIAMONDS, INC.

Dear Mr. Beckstead:

Our firm acknowledges receipt of your letter dated July 26, 2005 wherein you have refused to return funds belonging to CMKM Diamonds, Inc. ("CMKM”) based upon your apparent misunderstanding of the word termination. Your firm was properly terminated as CMKM's independent accountants effective July 22, 2005, only eleven days following your engagement and receipt of an additional $75,000. Contrary to your belief, you are not entitled to retain funds not earned by your firm after July 22, 2005.

Prior to your termination, at the request of the CMKM Board of Directors, we requested your presence in the offices of Securities Law Institute for a meeting to discuss your concerns and converse about CMKM's ongoing audit needs, to our dismay you denied our request, effectively refusing to provide the services your firm was engaged to perform on behalf of CMKM. The primary purpose of this meeting was to discuss your unfounded and premature "draft” letter dated July 20, 2005. This letter raised serious concerns with CMKM's Board of Directors as to your professional competence and ulterior motives for issuing a "draft” 10A letter outside the scope and procedures mandated by Section 10A of the Securities Exchange Act of 1934, as amended (the "34 Act”).

As CMKM's independent accountant you were required to have "procedures designed to provide reasonable assurance of detecting illegal acts that would have a direct and material effect on the determination of financial statement amounts.”1 It is unclear what procedures you could have possibly designed to provide reasonable assurance of detecting illegal acts when in your own letter you made references to; CMKM books and records being unauditable because they are incomplete, the banking records [are] inadequate for obtaining competent evidential matter, and

_________________________

1Section 10A(a)(1)

Beckstead-CMKM Letter

July 28, 2005

you were unable to quantify the amounts involved because you had not been provided sufficient information to do so.

Due to the Board's concerns and your apparent unwillingness to perform services for which you were retained or meet with your client, the Board determined it to be in the best interest of CMKM to terminate your engagement as its independent certifying accountant. Your firm's desire to engage outside counsel due to your inability to fully comprehend the depth of the requirements necessary for drafting a 10A letter is outside the scope of your engagement and CMKM should not be made to suffer these costs. Therefore, we are hereby demanding you remit to our firm, on behalf of CMKM, any unbilled portion of your retainer immediately.

On or about June 22, 2005, almost one full month prior to your engagement, CMKM paid your firm a non-refundable due diligence fee of $25,000. CMKM understood your due diligence period to be for the sole purpose of allowing unfettered access to all currently available financial and corporate information pertaining to the activities of CMKM thereby allowing your firm a sound basis for either accepting or declining the audit engagement.

Following the payment of the non-refundable $25,000 fee, CMKM and its associated professionals cooperated with you fully. You were encouraged to engage a geologist of your choice to travel with you to Canada to witness CMKM's ongoing drilling program and meet with CMKM's professionals handling the Canadian operations. In addition, several offers were made to you to take a trip to Ecuador, again with any professionals you deemed necessary, to observe a gold pour at the Yellow River facility where ore from the American Shaft was being processed. Further, during your due diligence period you were made completely aware of the current lack of complete books and records and the ongoing processes CMKM was undertaking to compile the required information necessary for you to design your audit procedures as well as address all areas of concern. You assured CMKM of your willingness to work through the process and allow management adequate time for gathering significant information outside of its current control.

As part of your due diligence procedures, you issued "CMKM Mining, Inc.” a thirteen item list detailing information you deemed crucial to your decision of whether or not to establish an auditor-client relationship. Over the ensuing few weeks, you were provided full access to all of CMKM's currently available corporate and financial records in an attempt to satisfy the requirements on your list. Further, management and CMKM's other professionals worked with you to comply with your requests for items on the list. However, despite everyone's best efforts less than 25% of the items on the list were ever satisfied.

In addition, during your due diligence period you discussed with our office the contents of a call you had with an employee of a regulatory agency, wherein you were told by her it was not in your best interest to engage CMKM as an audit client.

Despite CMKM's inability to provide you with all of the requested items, on July 11, 2005, your firm chose to engage CMKM as an audit client and demanded a retainer of $100,000, of which $75,000 was paid, towards an estimated total audit fee of $350,000. The Board engaged your firm in good faith and fairly presented to you the current status of CMKM's books, records and other documentation prior to your engagement, as was confirmed to you during your due

Beckstead-CMKM Letter

July 28, 2005

diligence period. Nonetheless, after accepting $100,000 and almost a month of due diligence, in just seven business days your firm recklessly rushed to conclusions not previously drawn during your due diligence period regardless of the fact no new information surfaced pertaining to CMKM. Further, all documents available at the time of your termination were also available during your due diligence period.

You have informed us of subsequent calls you had with the government employee following your engagement as CMKM's auditor, after which you informed us of her request to assist in locating individuals that may have been previously associated with CMKM. In a follow-up conversation with our office, you informed us that assisting the government with an investigation "may impair your independence.” Subsequent to these additional calls with the government employee, your demeanor towards CMKM totally changed, as evidenced by your blatant refusal to meet with your client following issuance of your draft letter. It's not apparent the extent of the conversations you had with this government employee, but from your subsequent actions it appears you no longer desired to be CMKM's independent auditor. However, under the terms of your engagement, it is CMKM's opinion you had to create cause in order to terminate the engagement and keep all funds remaining under your retainer.

On July 20, 2005, without any discussion or attempt by your firm to contact CMKM or its management, our firm received a draft letter from your office purportedly addressed to the CMKM Board. However, this draft letter contained numerous and grave errors. Most notably, you knowingly addressed the letter to a non-board member (Mr. Michael Williams), which if delivered may have been a violation of Section 10 of the 34 Act.

CMKM is prepared to respond and clarify your gross misunderstanding as to the items outlined in your premature "draft” letter on a point-by-point basis, understanding CMKM filed a Form 15 on July 22, 2003 thereby suspending its reporting obligations under the 34 Act, until the filing of an amended Form 15 on February 17, 2005:

First, you questioned the economic substance of a transaction between CMKM and US Canadian Minerals ("UCAD”), a company CMKM has business dealings with and with which your firm was previously the independent accountant, whereby Urban Casavant and his family "advanced” UCAD approximately $15 million. You had the opportunity to verbally question Mr. Casavant on this subject and during this process you were informed Mr. Casavant made an investment into UCAD, not advances. Mr. Casavant's personal investments are well outside the scope of CMKM's audit. You were entirely informed of CMKM's intentions to fully disclose any and all related party transactions, when identified, in its financial statements and the notes thereto, when completed. Regardless of Mr. Casavant's forthright cooperation and honest answers to your questions pertaining to his personal investments, you felt it imperative to make unfounded speculations as to the origins of the funds, even though in your own words "it's not apparent how the Casavants obtained the $15 Million”.

Second, you raised an issue as to the relationship between CMKXtreme, Inc. and CMKM and "whether the use of the funds [$4 million for ‘promotion and advertising'] truly advanced the best interest of CMKM.” We are unaware of any expertise your firm has in

Beckstead-CMKM Letter

July 28, 2005

the promotion and advertising industries, however, numerous public companies pay millions of dollars per year to sponsor racing and other professional sports teams. Additionally, it is unclear to us what authority you have as an independent accountant to make judgments upon business decisions made by CMKM management without jeopardizing your independence. CMKM's sponsorship of the CMKXtreme racing team has garnered tremendous publicity and has been greatly appreciated by its stockholders. As the sole officer and director of CMKM at the time of the payments, Mr. Casavant, irregardless of his ownership position in CMKXtreme, had full authority to expend corporate funds to promote and advertise CMKM.

Third, assuming CMKM's reporting status was suspended immediately upon filing the original Form 15 on July 22, 2003, loans made to officers and directors, if any, from July 22, 2003 through February 17, 2005 could not be in violation of the Sarbanes-Oxley Act of 2002, as CMKM would not be considered an Issuer, therefore it would not be subject to the provisions of Sarbanes-Oxley. It was fully understood by you CMKM would address any possible reporting deficiencies and, disclosure obligations related to those deficiencies, if any, would be made once final determinations were made. You openly admit CMKM's books and records are incomplete, which you knew before your engagement, but still felt it relevant to prematurely make unsubstantiated assumptions as to a potential violation.

Fourth, since its initial meetings in June pertaining to the audit of CMKM and throughout your due diligence period, CMKM was entirely upfront and honest in disclosing to your firm not all documents required to commence an audit were in the possession of current management and CMKM was using its best efforts to obtain records from prior management. The Board was forthcoming in stating it was currently unable to provide enough information to your firm for the purpose of performing general audit procedures. Even with this upfront and honest disclosure, you chose to, within only 7 business days, chastise CMKM for the current state of their books and records knowing full well this information was fully disclosed to you prior to you choosing to accept an additional $75,000 and engage as CMKM's auditor.

Lastly, because of CMKM's belief it did not have to file periodic reports from July 22, 2003 through February 17, 2005, your concern over the disclosure of related party transactions is unfounded. Further, Urban Casavant, as the sole officer and director of CMKM, had complete authority to enter into transactions on behalf of CMKM, whether these transactions were with related parties or not. In addition, it has always been CMKM's intentions to fully and completely disclose all related party and other relevant transactions as part of its audited financial statements when they are completed, as was discussed with you on several occasions.

In closing, your actions in holding CMKM's funds hostage and the potential defamatory and baseless statements contained in your "draft” letter are truly disappointing. You were made fully aware of CMKM's current status prior to your engagement, however, you chose to engage them, take an additional $75,000 and then within only days, without any attempt to talk with management or any of the other professionals engaged by CMKM, write a letter which contained

Beckstead-CMKM Letter

July 28, 2005

completely baseless claims. Attempting to create cause was the only way for you to end your engagement with CMKM, which would coincidently entitle you to keep any remaining funds you had on retainer. You have recklessly attempted to create cause by failing to comply with the requirements of 10A, refusing to meet with management and/or the Board and continuing with your incessant desire to force public disclosure of your draft letter. Your actions have forced CMKM to expend significant additional time and resources into responding to these issues, thus diverting precious resources from its major goals of increasing stockholder value and regaining its reporting status.

Regards,

/s/ Stoecklein Law Group

Stoecklein Law Group

cc:	Urban Casavant
Robert A. Maheu